Exhibit 5.2

                          April 28, 2005

Caterpillar Inc.,
        100 N.E. Adams Street,
                Peoria, Illinois 61629.

Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1933 (the "Act") of $500,000,000 principal amount of Debentures due 2035 (the "Securities") of Caterpillar Inc., a Delaware corporation (the "Company"), issuable under the Indenture, dated as of May 1, 1987 (the "Basic Indenture"), as supplemented by the First Supplemental Indenture, dated as of June 1, 1989 (the "First Supplemental Indenture"), the Second Supplemental Indenture, dated May 15, 1992 (the "Second Supplemental Indenture"), and the Third Supplemental Indenture, dated December 16, 1996 (the "Third Supplemental Indenture," and together with the Basic Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, as they may be modified by the Trust Indenture Reform Act of 1990, the "Indenture"), between the Company and Citibank, N.A. (successor trustee to The First National Bank of Chicago (the "Original Trustee")), as Trustee (the "Trustee"), pursuant to the offer to exchange the outstanding 9 3/8% Debentures due March 15, 2021 and 8% Debentures due February 15, 2023 of the Company for the Securities (the "Exchange Offer"), we, as counsel to the dealer managers for the Exchange Offer, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

        Upon the basis of such examination, we advise you that, in our opinion, when the Company's Registration Statement on Form S-4 relating to the Securities (the "Registration Statement") has become effective under the Act, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued pursuant to the Exchange Offer as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Basic Indenture and the First Supplemental Indenture have been duly authorized, executed and delivered by the Original Trustee, and that the Second Supplemental Indenture and the Third Supplemental Indenture have been duly authorized, executed and delivered by the Trustee, assumptions which we have not independently verified.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                      Very truly yours,

                      /s/ SULLIVAN & CROMWELL LLP